Exhibit 11


                    Computation of Per Share Earnings




                                 Three Months Ended      Nine Months Ended
                                    September 30,           September 30,
                                  2000        1999        2000        1999
EARNINGS                       ----------  ----------  ----------  ----------
--------
Net Earnings                   $1,445,248  $1,662,705  $4,882,009  $6,579,924
                               ==========  ==========  ==========  ==========

SHARES
------
Weighted Average Number of
  Common Shares Outstanding
  (See Note)                    5,661,661   5,908,312   5,661,487   5,898,529

Additional Shares Assuming
  Conversion of Stock Options      15,737      86,098      16,883      86,313
                               ----------  ----------  ----------  ----------
Weighted Average Common Shares
  Outstanding and Equivalents   5,677,398   5,994,410   5,678,370   5,984,842
                               ==========  ==========  ==========  ==========


Basic Net Earnings Per Share   $      .26  $      .28  $      .86  $     1.12
                               ==========  ==========  ==========  ==========


Diluted Net Earnings Per Share $      .25  $      .28  $      .86  $     1.10
                               ==========  ==========  ==========  ==========


Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.